Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2008 relating to the financial statements of Chimera Investment Corporation, appearing in the Annual Report on Form 10-K of Chimera Investment Corporation for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
December 23, 2008